Freeport-McMoRan
Reports First-Quarter 2022 Results
•Achieved 24% increase in copper sales and 59% increase in gold sales, compared to first-quarter 2021
•Strong financial results, cash flow generation and cash returns to shareholders
•Advancing organic growth initiatives
•Favorable operational and market outlook
•Published annual report on sustainability

▪Net income attributable to common stock in first-quarter 2022 totaled $1.5 billion, $1.04 per share, and adjusted net income attributable to common stock totaled $1.6 billion, or $1.07 per share, after excluding net charges totaling $38 million, $0.03 per share.
▪Consolidated sales totaled 1.0 billion pounds of copper, 409 thousand ounces of gold and 19 million pounds of molybdenum in first-quarter 2022. Consolidated sales for the year 2022 are expected to approximate 4.25 billion pounds of copper, 1.6 million ounces of gold and 80 million pounds of molybdenum, including 1.0 billion pounds of copper, 405 thousand ounces of gold and 21 million pounds of molybdenum in second-quarter 2022.
▪Average realized prices in first-quarter 2022 were $4.66 per pound for copper, $1,920 per ounce for gold and $19.30 per pound for molybdenum.
▪Average unit net cash costs in first-quarter 2022 were $1.33 per pound of copper and are expected to average $1.44 per pound of copper for the year 2022.
▪Operating cash flows totaled $1.7 billion (net of $0.8 billion of working capital and other uses) in first-quarter 2022. Based on current sales volume and cost estimates, and assuming average prices of $4.75 per pound for copper, $1,950 per ounce for gold and $19.00 per pound for molybdenum for the remainder of 2022, operating cash flows are expected to approximate $8.6 billion (net of $0.9 billion of working capital and other uses) for the year 2022.
▪Capital expenditures totaled $0.7 billion (including $0.4 billion for major mining projects and $0.1 billion for the Indonesia smelter projects) in first-quarter 2022. Capital expenditures for the year 2022 are expected to approximate $4.6 billion ($3.2 billion excluding the Indonesia smelter projects), including $1.9 billion for major mining projects.
▪Through April 20, 2022, FCX has acquired 26.8 million shares of its common stock for a total cost of $1.1 billion ($41.69 average cost per share) under the $3.0 billion share repurchase program, including 14.1 million shares for a total cost of $631 million ($44.74 average cost per share) during 2022.
▪At March 31, 2022, consolidated debt totaled $9.6 billion and consolidated cash and cash equivalents totaled $8.3 billion, resulting in net debt of $1.3 billion (including $0.6 billion of net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page VII.
▪On April 14, 2022, PT Freeport Indonesia (PT-FI) completed the sale of $3.0 billion of senior notes in connection with its financing plans primarily for construction of additional domestic smelting capacity.

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PHOENIX, AZ, April 21, 2022 - Freeport-McMoRan Inc. (NYSE: FCX) reported first-quarter 2022 net income attributable to common stock of $1.5 billion, $1.04 per share, and adjusted net income attributable to common stock of $1.6 billion, $1.07 per share, after excluding net charges primarily associated with the settlement of an administrative fine and an adjustment to prior-period export duties at PT-FI totaling $38 million, $0.03 per share. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VI.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "The strong operational and financial results we are reporting today reflect our long-term, ongoing focus on solid execution of our plans and the achievements of our committed global team. As a premier global leader in producing copper responsibly, with large-scale, long-lived reserves and an attractive portfolio of organic growth opportunities, we are strongly positioned to benefit from increasing global copper demand for infrastructure development and accelerating clean energy investments. We have created a durable foundation for long-term success supported by a portfolio of world class copper assets, an experienced and highly motivated global team and a strong financial base. Freeport is focused on delivering value to all our stakeholders and approaching the future with confidence and excitement."

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2022	2021
	(in millions, except per share amounts)
Revenues[a,b]	$6,603	$4,850
Operating income[a]	$2,809	$1,532
Net income attributable to common stock[c,d]	$1,527	$718
Diluted net income per share of common stock	$1.04	$0.48

Diluted weighted-average common shares outstanding	1,469	1,477
Operating cash flows[e]	$1,691	$1,075
Capital expenditures	$723	$370
At March 31:
Cash and cash equivalents	$8,338	$4,580
Total debt, including current portion	$9,621	$9,809

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VIII.
b.Includes favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $102 million ($42 million to net income attributable to common stock or $0.03 per share) in first-quarter 2022 and $146 million ($57 million to net income attributable to common stock or $0.04 per share) in first-quarter 2021. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page VII.
c.Includes net charges totaling $38 million ($0.03 per share) in each of first-quarter 2022 and first-quarter 2021 that are described in the supplemental schedule, "Adjusted Net Income," on page VI.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII.
e.Working capital and other uses totaled $811 million in first-quarter 2022 and $336 million in first-quarter 2021.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2022	2021
Copper (millions of recoverable pounds)
Production	1,009	910
Sales, excluding purchases	1,024	825
Average realized price per pound	$4.66	$3.94
Site production and delivery costs per pound[a]	$2.03	$1.86
Unit net cash costs per pound[a]	$1.33	$1.39
Gold (thousands of recoverable ounces)
Production	415	297
Sales	409	258
Average realized price per ounce	$1,920	$1,713
Molybdenum (millions of recoverable pounds)
Production	21	20
Sales, excluding purchases	19	21
Average realized price per pound	$19.30	$11.62
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

Responsible Production
2021 Annual Report on Sustainability. Today FCX published its 2021 Annual Report on Sustainability, available on FCX's website at fcx.com/sustainability. FCX has a long history of environmental, social and governance programs and is striving to continuously improve performance in these important areas. This report marks FCX’s 21st year of reporting on its sustainability progress and FCX’s second year reporting in alignment with the Value Reporting Foundation’s SASB Standards for the Metals & Mining industry. FCX is committed to building upon its achievements in sustainability and is focused on leading as a responsible copper producer.
The Copper Mark. FCX is committed to validating all of its copper producing sites with the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry's responsible production practices. To achieve the Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 environmental, social and governance requirements. During first-quarter 2022, FCX’s Chino and Tyrone sites were awarded the Copper Mark. To date, FCX has achieved the Copper Mark at nine of its global sites (Chino, Tyrone, Bagdad, Morenci, Miami, El Paso, Cerro Verde, El Abra and Atlantic Copper), two sites have signed letters of commitment (Safford and Sierrita) and FCX expects to advance preparation for the validation process for PT-FI during 2022.
Consolidated Sales Volumes
First-quarter 2022 copper sales of 1.0 billion pounds were 6 percent higher than the January 2022 estimate of 970 million pounds of copper, primarily reflecting the timing of shipments. First-quarter 2022 copper sales were 24 percent higher than first-quarter 2021 sales of 825 million pounds of copper, primarily reflecting the ramp-up of underground mining at the Grasberg minerals district and timing of shipments in North America.
First-quarter 2022 gold sales of 409 thousand ounces were 8 percent higher the January 2022 estimate of 380 thousand ounces of gold, primarily reflecting higher recoveries. First-quarter 2022 gold sales were 59 percent higher than first-quarter 2021 sales of 258 thousand ounces, primarily reflecting the ramp-up of underground mining at the Grasberg minerals district.
First-quarter 2022 molybdenum sales of 19 million pounds were lower than the January 2022 estimate of 20 million pounds and first-quarter 2021 sales of 21 million pounds, primarily reflecting timing of shipments.
Consolidated sales volumes for the year 2022 are expected to approximate 4.25 billion pounds of copper, 1.6 million ounces of gold and 80 million pounds of molybdenum, including 1.0 billion pounds of copper, 405 thousand ounces of gold and 21 million pounds of molybdenum in second-quarter 2022. Projected sales volumes

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are dependent on operational performance, weather-related conditions, timing of shipments and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.33 per pound of copper in first-quarter 2022 were in line with the January 2022 estimate of $1.35 per pound and four percent below the first-quarter 2021 average of $1.39 per pound. Compared with the January 2022 estimate, higher sales volumes and by-product credits during first-quarter 2022 offset the impact of increased energy and other input costs.
Assuming average prices of $1,950 per ounce of gold and $19.00 per pound of molybdenum for the remainder of 2022 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.44 per pound of copper for the year 2022. The increase from the January 2022 estimate of $1.35 per pound of copper primarily reflects higher energy prices, consumables and stronger currency exchange rates in South America, partly offset by higher gold volumes and commodity price assumptions. The impact of price changes on consolidated unit net cash costs would approximate $0.03 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum for the remainder of 2022. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the United States (U.S.), primarily associated with existing mining operations.
FCX continues to increase Lone Star's operating rates to achieve 300 million pounds of copper per year from oxide ores (compared with the initial design capacity of 200 million pounds per year). The oxide project at Lone Star advances the opportunity for development of the underlying, large-scale sulfide resources. FCX is also increasing exploration in the area to support metallurgical testing and mine development planning for a potential significant long-term investment to build additional scale on an economically attractive basis.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona and is engaging stakeholders. FCX is commencing a feasibility study for this project during 2022.
FCX continues to pursue technologies to recover additional copper from its large existing leach stockpiles. FCX has several initiatives ongoing across its North America and South America footprint incorporating new applications, technologies and data analytics. Initial results support the potential for incremental low-cost and low-carbon additions to FCX's production and reserve profile.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended March 31,
	2022	2021
Copper (millions of recoverable pounds)
Production	354	353
Sales, excluding purchases	381	308
Average realized price per pound	$4.62	$3.88

Molybdenum (millions of recoverable pounds)
Production[a]	7	8

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.38	$2.04
By-product credits	(0.34)	(0.30)
Treatment charges	0.09	0.11
Unit net cash costs	$2.13	$1.85

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
FCX's consolidated copper sales volumes from North America of 381 million pounds in first-quarter 2022 were higher than first-quarter 2021 copper sales volumes of 308 million pounds, reflecting timing of shipments. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.13 per pound of copper in first-quarter 2022 were higher than first-quarter 2021 unit net cash costs of $1.85 per pound, primarily reflecting increased mining and milling rates and higher energy and other input costs, partly offset by higher sales volumes.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.22 per pound of copper for the year 2022, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $19.00 per pound for the remainder of 2022. North America's average unit net cash costs for the year 2022 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2022.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. During first-quarter 2022, milling rates at Cerro Verde's concentrator facilities averaged 394,400 metric tons of ore per day. Subject to ongoing monitoring of COVID-19 protocols, milling rates at Cerro Verde are currently expected to average approximately 400,000 metric tons of ore per day for the remainder of 2022.
Operating rates at El Abra have returned to pre-COVID-19 levels and increased mining and stacking activities are expected to result in an approximate 30 percent increase in El Abra copper production for the year 2022, compared with the year 2021.
El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX is engaging stakeholders and preparing data required for submission of a robust permit application, while continuing to monitor potential changes in Chile's regulatory and fiscal matters. FCX will defer major investment decisions pending clarity on Chile's regulatory and fiscal matters.

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Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended March 31,
	2022	2021
Copper (millions of recoverable pounds)
Production	274	259
Sales	264	259
Average realized price per pound	$4.69	$3.96

Molybdenum (millions of recoverable pounds)
Production[a]	7	5

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.43	$2.01
By-product credits	(0.43)	(0.21)
Treatment charges	0.15	0.13
Royalty on metals	0.01	0.01
Unit net cash costs	$2.16	$1.94

a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
FCX's consolidated copper sales volumes from South America of 264 million pounds in first-quarter 2022 were similar to first-quarter 2021 copper sales volumes of 259 million pounds.
Copper sales from South America mining are expected to approximate 1.15 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for South America mining of $2.16 per pound of copper in first-quarter 2022 were higher than first-quarter 2021 unit net cash costs of $1.94 per pound, primarily reflecting higher acid, energy and other input costs, partly offset by higher by-product credits.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.23 per pound of copper for the year 2022, based on current sales volume and cost estimates and assuming an average price of $19.00 per pound of molybdenum for the remainder of 2022.

Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the 2018 shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022, and 48.76 percent thereafter. PT-FI's results are consolidated in FCX's financial statements.
Operating and Development Activities. PT-FI currently has three underground operating mines in the Grasberg minerals district: Grasberg Block Cave, DMLZ and Big Gossan. In late 2021, PT-FI achieved quarterly copper and gold volumes approximating 100 percent of projected annualized levels of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold.
Combined milling rates from PT-FI's underground mines averaged 186,500 metric tons of ore per day in first-quarter 2022, and PT-FI expects milling rates to average approximately 180,000 to 190,000 metric tons of ore per day for the remainder of 2022. The installation of additional milling facilities at PT-FI are in progress and are currently expected to be completed in 2023, which will increase milling capacity to approximately 240,000 metric tons of ore per day.
PT-FI's estimated capital spending on the Grasberg Block Cave and DMLZ underground projects for the year 2022 is expected to approximate $1.0 billion, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum, also known as MIND ID). PT-FI is also advancing construction of a dual-fuel power plant and upgrades to the mill circuit to improve recoveries. In accordance with applicable accounting guidance, the

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aggregate costs (before scheduled contributions from PT Inalum), expected to approximate $1.2 billion for the year 2022, will be reflected as an investing activity in FCX's cash flow statement and contributions from PT Inalum will be reflected as a financing activity.
Kucing Liar. PT-FI commenced long-term mine development activities for its Kucing Liar deposit during 2021, which is expected to produce over 6 billion pounds of copper and 5 million ounces of gold over the life of the project. Pre-production development activities will occur over an approximate 10-year timeframe, and capital investments are expected to average approximately $400 million per year over the next 10 years. At full operating rates, annual production from Kucing Liar is expected to approximate 600 million pounds of copper and 500 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Export License. In March 2022, PT-FI received a one-year extension of its export license through March 19, 2023, for two million metric tons of concentrate. Export licenses are valid for a one year period, subject to review and approval by the Indonesia government every six months, depending on smelter construction progress.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions).
PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of a greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. In July 2021, PT-FI awarded a construction contract to a third-party contractor with an estimated cost of $2.8 billion. PT-FI continues to progress site preparation activities, early works and engineering procurement and construction activities. The smelter construction is expected to be completed as soon as feasible in 2024.
•Expansion of PT Smelting's capacity by 30 percent to 1.3 million metric tons of concentrate per year, which is expected to be completed by the end of 2023. PT-FI completed agreements in November 2021 with the majority owner of PT Smelting to implement the expansion plans. PT-FI is funding the cost of the expansion, which is estimated to approximate $250 million, with a loan that will convert to equity, and increase ownership in PT Smelting from a 39.5 percent ownership interest to a majority ownership interest once the expansion is complete.
•Construction of a precious metals refinery (PMR) to process gold and silver from the greenfield smelter and PT Smelting at an estimated cost of $250 million.
During first-quarter 2022, capital expenditures for the greenfield smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.1 billion, and are expected to approximate $1.4 billion for the year 2022. Construction of the additional domestic smelter capacity will result in the elimination of export duties, providing an offset to the economic cost associated with the Indonesia smelter projects.
As further discussed in the Debt section on page 10, PT-FI completed the sale of $3.0 billion of senior notes in April 2022, which will be used together with PT-FI’s available bank credit facilities primarily to fund the Indonesia smelter projects.

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Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended March 31,
	2022		2021
Copper (millions of recoverable pounds)
Production	381		298
Sales	379		258
Average realized price per pound	$4.69		$4.00

Gold (thousands of recoverable ounces)
Production	412		294
Sales	406		256
Average realized price per ounce	$1,920		$1,713

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments[b]	$1.41		$1.48
Gold and silver credits	(2.17)		(1.79)
Treatment charges	0.25		0.25
Export duties	0.21	[c]	0.11
Royalty on metals	0.24		0.24
Unit net cash (credits) costs	$(0.06)		$0.29

a.For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
b.Excludes charges totaling $0.11 per pound of copper in first-quarter 2022 and $0.05 per pound of copper in first-quarter 2021 associated with an administrative fine levied by the Indonesia government.
c.Excludes a charge totaling $0.05 per pound of copper to reserve for exposure associated with export duties in prior periods.
PT-FI's consolidated sales of 379 million pounds of copper and 406 thousand ounces of gold in first-quarter 2022 were higher than first-quarter 2021 consolidated sales of 258 million pounds of copper and 256 thousand ounces of gold, primarily reflecting the ramp-up of underground mining in the Grasberg minerals district. Consolidated sales volumes from PT-FI are expected to approximate 1.6 billion pounds of copper and 1.6 million ounces of gold for the year 2022.
PT-FI's unit net cash credits (including gold and silver credits) of $0.06 per pound of copper in first-quarter 2022 were significantly better than unit net cash costs of $0.29 per pound in first-quarter 2021, primarily reflecting higher sales volumes, partly offset by higher operating rates, energy and other input costs.
Assuming an average gold price $1,950 per ounce for the remainder of 2022 and achievement of current sales volumes and cost estimates, unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.10 per pound of copper for the year 2022. PT-FI's average unit net cash costs for the year 2022 would change by approximately $0.09 per pound of copper for each $100 per ounce change in the average price of gold for the remainder of 2022.

Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the molybdenum mines totaled 7 million pounds of molybdenum in each of first-quarter 2022 and first-quarter 2021. FCX is increasing mining rates at the Climax mine during 2022 to provide options to increase volumes in response to market demand for molybdenum. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $10.89 per pound of molybdenum in first-quarter 2022 were higher than average unit net cash costs of $8.98 per pound in first-quarter 2021, primarily reflecting

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higher mining rates at the Climax mine and increased development costs at the Henderson mine. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $12.00 per pound of molybdenum for the year 2022.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.

EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at our existing properties in North America and South America. Exploration expenditures for the year 2022, primarily to advance Lone Star and other opportunities at FCX's North America copper mines, are expected to approximate $120 million, compared with $50 million in 2021. FCX has long-lived reserves and a significant resource position in its existing portfolio.
CASH FLOWS, CASH AND DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.7 billion (net of $0.8 billion of working capital and other uses) in first-quarter 2022.
Based on current sales volume and cost estimates, and assuming average prices of $4.75 per pound of copper, $1,950 per ounce of gold and $19.00 per pound of molybdenum for the remainder of 2022, FCX's consolidated operating cash flows are estimated to approximate $8.6 billion (net of $0.9 billion of working capital and other uses) for the year 2022. The impact of price changes for the remainder of 2022 on operating cash flows would approximate $300 million for each $0.10 per pound change in the average price of copper, $80 million for each $100 per ounce change in the average price of gold and $75 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $0.7 billion in first-quarter 2022 (including $0.4 billion for major mining projects and $0.1 billion for the Indonesia smelter projects). Capital expenditures are expected to approximate $4.6 billion for the year 2022 ($3.2 billion excluding the Indonesia smelter projects), including $1.9 billion for major mining projects ($1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $0.6 billion for discretionary growth projects). Capital expenditures for the Indonesia smelter projects are expected to be funded with the proceeds from PT-FI's recent senior notes offering and its available bank credit facilities.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2022 (in billions):

Cash at domestic companies	$5.4
Cash at international operations	2.9
Total consolidated cash and cash equivalents	8.3
Noncontrolling interests' share	(0.8)
Cash, net of noncontrolling interests' share	7.5
Withholding taxes	(0.2)
Net cash available	$7.3

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Debt. Following is a summary of total debt and the weighted-average interest rates at March 31, 2022 (in millions, except percentages):

		Weighted- Average Interest Rate
Senior Notes[a]	$8,625	4.9%
Cerro Verde Term Loan[b]	325	2.4%
PT-FI Term Loan[c]	603	2.5%
Other	68	0.4%
Total debt	$9,621	4.6%

a.Includes $995 million maturing in March 2023 with redemption rights at par in December 2022.
b.Matures in June 2022.
c.As of March 31, 2022, $386 million was available under PT-FI's $1.0 billion, five year, unsecured bank credit facility.
At March 31, 2022, FCX had no borrowings, $8 million in letters of credit issued and $3.5 billion available under its revolving credit facility.
On April 14, 2022, PT-FI completed the sale of $3.0 billion of unsecured senior notes, consisting of $750 million aggregate principal amount of 4.763% senior notes due April 2027, $1.5 billion aggregate principal amount of 5.315% senior notes due April 2032 and $750 million aggregate principal amount of 6.200% senior notes due April 2052. PT-FI intends to use the net proceeds of $2.99 billion to finance its smelter projects, refinance the PT-FI Term Loan and for general corporate purposes.
PT-FI is also in the process of finalizing an amendment with lenders that would allow for an increase in the revolving credit facility portion of its unsecured bank credit facility.

FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50 percent of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for additional smelting capacity in Indonesia).
In November 2021, FCX announced the implementation of its performance-based shareholder returns policy, including the commencement of a $3.0 billion share repurchase program and the addition of a variable dividend such that the expected base and variable dividends on common stock will total $0.60 per share for 2022. Under the policy up to 50 percent of cash flows, after planned capital spending (excluding Indonesia smelter project investments) and distributions to noncontrolling interests, will be directed to shareholder returns with the balance available for investments in future value enhancing growth projects and further debt reductions. The FCX Board of Directors (the Board) will review the structure and the amount of performance-based payout framework at least annually.
On March 23, 2022, FCX declared dividends totaling $0.15 per share on its common stock (which included a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable cash dividend), which will be paid on May 2, 2022, to shareholders of record as of April 14, 2022. The declaration and payment of dividends (base or variable) is at the discretion of the Board and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.
Through April 20, 2022, FCX acquired 26.8 million shares of its common stock for a total cost of $1.1 billion ($41.69 average cost per share) under the $3.0 billion share repurchase program, including 14.1 million shares for a total cost of $631 million ($44.74 average cost per share) during 2022. As of April 20, 2022, FCX has 1.45 billion shares of common stock outstanding and $1.9 billion remains available under the share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

10

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2022 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, May 20, 2022.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; ore grades and milling rates; production and sales volumes; unit net cash costs; capital expenditures; operating costs; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its special mining license (IUPK); FCX’s commitments to deliver responsibly produced copper, including plans to implement and validate all of its operating sites under the Copper Mark and to comply with other disclosure frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of climate commitments and net zero aspirations; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable) and timing and amount of any share repurchases is at the discretion of the Board and management, respectively, and is subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, business prospects, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities we produce, primarily copper; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, tax, regulatory or industry conditions, including as a result of Russia’s invasion of Ukraine; reductions in liquidity and access to capital; the ongoing COVID-19 pandemic and any future public health crisis; political and social risks; operational risks inherent in mining, with higher inherent risks in underground mining; fluctuations in price and availability of commodities purchased; constraints on supply, logistics and transportation services; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesia government’s extension of PT-FI’s export license after March 19, 2023; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; the results of the human health assessment to evaluate the potential impacts of tailings and mining waste, and compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

11

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	154	154	166		140
Safford (100%)	69	64	71		51
Sierrita (100%)	52	49	52		42
Bagdad (100%)	34	44	42		42
Chino (100%)	28	25	32		19
Tyrone (100%)	14	13	15		11
Miami (100%)	3	4	3		3
Total North America	354	353	381		308

South America
Cerro Verde (53.56%)	237	217	229		215
El Abra (51%)	37	42	35		44
Total South America	274	259	264		259

Indonesia
Grasberg (48.76%)[b]	381	298	379		258
Total	1,009	910	1,024	[c]	825	[c]
Less noncontrolling interests	199	177	194		170
Net	810	733	830		655

Average realized price per pound			$4.66		$3.94

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3	3	3		2
Indonesia (48.76%)[b]	412	294	406		256
Consolidated	415	297	409		258
Less noncontrolling interests	77	55	76		48
Net	338	242	333		210

Average realized price per ounce			$1,920		$1,713

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	3	3	N/A		N/A
Climax (100%)	4	4	N/A		N/A
North America copper mines (100%)[a]	7	8	N/A		N/A
Cerro Verde (53.56%)	7	5	N/A		N/A
Consolidated	21	20	19		21
Less noncontrolling interests	3	2	2		3
Net	18	18	17		18

Average realized price per pound			$19.30		$11.62

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 15 million pounds in first-quarter 2022 and 53 million pounds in first-quarter 2021.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2022	2021
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	708,600	705,100
Average copper ore grade (percent)	0.28	0.28
Copper production (millions of recoverable pounds)	245	262

Mill Operations
Ore milled (metric tons per day)	291,400	268,000
Average ore grades (percent):
Copper	0.36	0.37
Molybdenum	0.02	0.03
Copper recovery rate (percent)	80.9	78.7
Production (millions of recoverable pounds):
Copper	169	151
Molybdenum	8	9

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	139,800	153,800
Average copper ore grade (percent)	0.36	0.36
Copper production (millions of recoverable pounds)	61	61

Mill Operations
Ore milled (metric tons per day)	394,400	390,100
Average ore grades (percent):
Copper	0.33	0.31
Molybdenum	0.02	0.01
Copper recovery rate (percent)	86.6	87.6
Production (millions of recoverable pounds):
Copper	213	198
Molybdenum	7	5

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	100,400	51,800
Deep Mill Level Zone underground mine	78,400	46,700
Big Gossan underground mine	7,700	6,800
Deep Ore Zone underground mine and other	—	18,800
Total	186,500	124,100
Average ore grades:
Copper (percent)	1.23	1.41
Gold (grams per metric ton)	1.03	1.08
Recovery rates (percent):
Copper	89.4	91.3
Gold	77.2	78.9
Production (recoverable):
Copper (millions of pounds)	381	298
Gold (thousands of ounces)	412	294

100% Molybdenum Mines
Ore milled (metric tons per day)	22,700	18,800
Average molybdenum ore grade (percent)	0.18	0.20
Molybdenum production (millions of recoverable pounds)	7	7

II

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2022	2021
	(In Millions, Except Per Share Amounts)
Revenues[a]	$6,603	$4,850
Cost of sales:
Production and delivery[b]	3,150	2,787
Depreciation, depletion and amortization	489	419
Total cost of sales	3,639	3,206
Selling, general and administrative expenses	115	100
Mining exploration and research expenses	24	7
Environmental obligations and shutdown costs	16	5
Total costs and expenses	3,794	3,318
Operating income	2,809	1,532
Interest expense, net[b,c]	(127)	(145)
Other income, net[b]	31	11
Income before income taxes and equity in affiliated companies' net earnings (losses)	2,713	1,398
Provision for income taxes[d]	(824)	(443)
Equity in affiliated companies' net earnings (losses)	15	(2)
Net income	1,904	953
Net income attributable to noncontrolling interests	(377)	(235)
Net income attributable to common stockholders[e]	$1,527	$718

Diluted net income per share attributable to common stock	$1.04	$0.48

Diluted weighted-average common shares outstanding	1,469	1,477

Dividends declared per share of common stock	$0.15	$0.075

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page VII.
b.Includes PT-FI and other net charges totaling $61 million in first-quarter 2022 and $46 million in first-quarter 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VI.
c.Consolidated interest costs (before capitalization) totaled $153 million in first-quarter 2022 and $160 million in first-quarter 2021.
d.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VI.
e.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII.
III

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2022	2021
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$8,338	$8,068
Trade accounts receivable	1,537	1,168
Income and other tax receivables	444	574
Inventories:
Materials and supplies, net	1,741	1,669
Mill and leach stockpiles	1,227	1,170
Product	1,486	1,658
Other current assets	529	523
Total current assets	15,302	14,830
Property, plant, equipment and mine development costs, net	30,708	30,345
Long-term mill and leach stockpiles	1,377	1,387
Other assets	1,445	1,460
Total assets	$48,832	$48,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,163	$3,495
Accrued income taxes	1,392	1,541
Current portion of debt	1,365	372
Current portion of environmental and asset retirement obligations	316	264
Dividends payable	218	220
Total current liabilities	6,454	5,892
Long-term debt, less current portion	8,256	9,078
Deferred income taxes	4,282	4,234
Environmental and asset retirement obligations, less current portion	4,145	4,116
Other liabilities	1,653	1,683
Total liabilities	24,790	25,003

Equity:
Stockholders' equity:
Common stock	161	160
Capital in excess of par value	25,835	25,875
Accumulated deficit	(5,848)	(7,375)
Accumulated other comprehensive loss	(387)	(388)
Common stock held in treasury	(4,895)	(4,292)
Total stockholders' equity	14,866	13,980
Noncontrolling interests[a]	9,176	9,039
Total equity	24,042	23,019
Total liabilities and equity	$48,832	$48,022

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

IV

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2022	2021
	(In Millions)
Cash flow from operating activities:
Net income	$1,904	$953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	489	419
Stock-based compensation	49	41
Net charges for environmental and asset retirement obligations, including accretion	55	39
Payments for environmental and asset retirement obligations	(55)	(54)
Net charges for defined pension and postretirement plans	10	—
Pension plan contributions	(25)	(21)
Deferred income taxes	48	38
Charges for Cerro Verde royalty dispute	—	5
Payments for Cerro Verde royalty dispute	—	(38)
Other, net	27	29
Changes in working capital and other:
Accounts receivable	(222)	(361)
Inventories	47	(225)
Other current assets	19	6
Accounts payable and accrued liabilities	(519)	(42)
Accrued income taxes and timing of other tax payments	(136)	286
Net cash provided by operating activities	1,691	1,075

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(130)	(26)
South America	(56)	(21)
Indonesia mining	(379)	(290)
Indonesia smelter projects	(130)	(20)
Molybdenum mines	(1)	(1)
Other	(27)	(12)
Proceeds from sales of assets	20	5
Loans to PT Smelting for expansion	(9)	—
Other, net	(2)	(3)
Net cash used in investing activities	(714)	(368)

Cash flow from financing activities:
Proceeds from debt	604	130
Repayments of debt	(434)	(32)
Cash dividends and distributions paid:
Common stock	(220)	—
Noncontrolling interests	(204)	—
Treasury stock purchases	(541)	—
Contributions from noncontrolling interests	47	41
Proceeds from exercised stock options	101	106
Payments for withholding of employee taxes related to stock-based awards	(55)	(19)
Other, net	(1)	(1)
Net cash (used in) provided by financing activities	(703)	225

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	274	932
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	8,314	3,903
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$8,588	$4,835
a.Includes restricted cash and restricted cash equivalents of $250 million at March 31, 2022, and $255 million at March 31, 2021.
V

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended March 31,
	2022					2021
	Pre-tax		After-tax[a]	Per Share		Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$1,527	$1.04		N/A		$718	$0.48

PT-FI net charges	(51)	[b]	(31)	(0.02)		(22)	[c]	(20)	(0.01)
Other net charges	(10)	[d]	(7)	—		(24)	[e]	(21)	(0.01)
Net adjustments to environmental obligations and related litigation reserves	—		—	—		3		3	—
	$(61)		$(38)	$(0.03)	[f]	$(44)	[f]	$(38)	$(0.03)	[f]

Adjusted net income attributable to common stock	N/A		$1,565	$1.07		N/A		$756	$0.51

a.Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects net charges recorded to revenues ($18 million) associated with exposure for additional export duties for prior periods and production and delivery ($33 million) associated with the settlement of an administrative fine, partly offset by a favorable reserve adjustment related to an historical tax audit.
c.Reflects charges recorded in production and delivery ($13 million), interest expense, net ($4 million) and other income, net ($5 million), associated with contested matters at PT-FI, including an administrative fine levied by the Indonesia government and historical tax audits.
d.Reflects charges recorded in production and delivery associated with asset retirement obligation adjustments and contract cancellation costs.
e.Reflects net charges recorded in production and delivery primarily associated with employee separation charges, international tax matters and asset retirement obligation adjustments.
f.Does not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2022				2021
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$552	—%	[c]	$(2)	$185	—%	[c]	$—
South America	612	39%		(241)	493	39%		(194)
Indonesia	1,512	39%		(586)	757	42%		(315)
Eliminations and other	37	N/A		(10)	(37)	N/A		4
Rate adjustment[d]	—	N/A		15	—	N/A		62
Continuing operations	$2,713	30%		$(824)	$1,398	32%		$(443)

a.Represents income before income taxes and equity in affiliated companies' net earnings (losses).
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs).
d.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

VI

Freeport-McMoRan Inc.
INCOME TAXES (continued)
Assuming achievement of current sales volume and cost estimates and average prices of $4.75 per pound for copper, $1,950 per ounce for gold and $19.00 per pound for molybdenum for the remainder of 2022, FCX estimates its consolidated effective tax rate for the year 2022 would approximate 31 percent. Changes in projected sales volumes and average prices during 2022 would incur tax impacts at estimated effective rates of 40 percent for Peru, 38 percent for Indonesia and 0 percent for the U.S.

NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in millions):

	As of March 31, 2022	As of December 31, 2021
Current portion of debt	$1,365	$372
Long-term debt, less current portion	8,256	9,078
Consolidated debt[a]	9,621	9,450
Less: consolidated cash and cash equivalents	8,338	8,068
Net debt	$1,283	$1,382
a.Includes $603 million at March 31, 2022, and $432 million at December 31, 2021, associated with the Indonesia smelter projects.

DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2022, FCX's mined copper was sold 59 percent in concentrate, 18 percent as cathode and 23 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $4.53 per pound during first-quarter 2022 and settled at $4.69 per pound on March 31, 2022. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $4.66 per pound in first-quarter 2022.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$102	$116	$218	$146	$61	$207
Net income attributable to common stock	$42	$48	$90	$57	$23	$80
Net income per share of common stock	$0.03	$0.03	$0.06	$0.04	$0.02	$0.06
a.Reflects adjustments to provisionally priced copper sales at December 31, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2022 and 2021.

.
At March 31, 2022, FCX had provisionally priced copper sales at its copper mining operations totaling 473 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.71 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $15 million effect on 2022 net income attributable to common stock. The LME copper price settled at $4.63 per pound on April 20, 2022.

VII

Freeport-McMoRan Inc.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5 percent of PT-FI's sales to PT Smelting (PT-FI's 39.5 percent-owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating income totaling $46 million ($23 million to net income attributable to common stock) in first-quarter 2022 and $(85) million ($(63) million to net income attributable to common stock) in first-quarter 2021. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $183 million at March 31, 2022. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
VIII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2022
Revenues:
Unaffiliated customers	$90	$55	$145	$1,106	$160	$1,266	$2,326	[a]	$—	$1,743	$718	$405	[b]	$6,603
Intersegment	711	1,095	1,806	108	—	108	78		128	9	—	(2,129)		—
Production and delivery	363	655	1,018	558	112	670	626		75	1,754	722	(1,715)		3,150
Depreciation, depletion and amortization	44	61	105	87	10	97	248		16	1	6	16		489
Selling, general and administrative expenses	—	1	1	2	—	2	27		—	—	8	77		115
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	24		24
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	16		16
Operating income (loss)	394	433	827	567	38	605	1,503		37	(3)	(18)	(142)		2,809

Interest expense, net	—	—	—	3	—	3	2		—	—	2	120		127
Provision for (benefit from) income taxes	—	—	—	227	14	241	586		—	—	—	(3)		824
Total assets at March 31, 2022	2,773	5,284	8,057	8,678	1,925	10,603	19,338		1,702	299	1,045	7,788		48,832
Capital expenditures	73	57	130	33	23	56	379		1	2	11	144	[c]	723

Three Months Ended March 31, 2021
Revenues:
Unaffiliated customers	$4	$28	$32	$917	$175	$1,092	$1,383	[a]	$—	$1,309	$687	$347	[b]	$4,850
Intersegment	564	742	1,306	45	—	45	52		70	7	—	(1,480)		—
Production and delivery	269	480	749	436	103	539	455		58	1,316	673	(1,003)		2,787
Depreciation, depletion and amortization	34	46	80	89	12	101	199		15	1	7	16		419
Selling, general and administrative expenses	—	1	1	2	—	2	26		—	—	7	64		100
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	7		7
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	5		5
Operating income (loss)	265	243	508	435	60	495	755		(3)	(1)	—	(222)		1,532

Interest expense, net	—	—	—	13	—	13	1		—	—	1	130		145
Provision for (benefit from) income taxes	—	—	—	173	21	194	315		—	—	—	(66)		443
Total assets at March 31, 2021	2,629	5,283	7,912	8,723	1,738	10,461	17,273		1,753	235	997	5,012		43,643
Capital expenditures	10	16	26	20	1	21	290		1	1	6	25	[c]	370
a.Includes PT-FI's sales to PT Smelting totaling $917 million in first-quarter 2022 and $792 million in first-quarter 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Primarily includes capital expenditures for the greenfield smelter and precious metals refinery (collectively, the Indonesia smelter projects).

IX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs (credits), which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges (credits). As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
X

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,763	$1,763	$138	$27	$1,928
Site production and delivery, before net noncash and other costs shown below	908	839	84	17	940
By-product credits	(133)	—	—	—	—
Treatment charges	36	35	—	1	36
Net cash costs	811	874	84	18	976
Depreciation, depletion and amortization (DD&A)	105	96	7	2	105
Noncash and other costs, net	28	27	1	—	28
Total costs	944	997	92	20	1,109
Other revenue adjustments, primarily for pricing on prior period open sales	11	11	—	—	11
Gross profit	$830	$777	$46	$7	$830

Copper sales (millions of recoverable pounds)	381	381
Molybdenum sales (millions of recoverable pounds)[a]			7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.62	$4.62	$17.97
Site production and delivery, before net noncash and other costs shown below	2.38	2.20	10.95
By-product credits	(0.34)	—	—
Treatment charges	0.09	0.09	—
Unit net cash costs	2.13	2.29	10.95
DD&A	0.27	0.25	0.88
Noncash and other costs, net	0.07	0.07	0.14
Total unit costs	2.47	2.61	11.97
Other revenue adjustments, primarily for pricing on prior period open sales	0.03	0.03	—
Gross profit per pound	$2.18	$2.04	$6.00

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,928	$940	$105
Treatment charges	(4)	32	—
Noncash and other costs, net	—	28	—
Other revenue adjustments, primarily for pricing on prior period open sales	11	—	—
Eliminations and other	16	18	—
North America copper mines	1,951	1,018	105
Other mining[c]	6,376	3,847	368
Corporate, other & eliminations	(1,724)	(1,715)	16
As reported in FCX's consolidated financial statements	$6,603	$3,150	$489

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,193	$1,193	$88	$34	$1,315
Site production and delivery, before net noncash and other costs shown below	627	580	56	21	657
By-product credits	(92)	—	—	—	—
Treatment charges	33	31	—	2	33
Net cash costs	568	611	56	23	690
DD&A	80	74	4	2	80
Noncash and other costs, net	41	40	—	1	41
Total costs	689	725	60	26	811
Other revenue adjustments, primarily for pricing on prior period open sales	7	7	—	—	7
Gross profit	$511	$475	$28	$8	$511

Copper sales (millions of recoverable pounds)	308	308
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.88	$3.88	$10.49
Site production and delivery, before net noncash and other costs shown below	2.04	1.89	6.67
By-product credits	(0.30)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.85	1.99	6.67
DD&A	0.26	0.24	0.46
Noncash and other costs, net	0.13	0.13	0.06
Total unit costs	2.24	2.36	7.19
Other revenue adjustments, primarily for pricing on prior period open sales	0.02	0.02	—
Gross profit per pound	$1.66	$1.54	$3.30

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,315	$657	$80
Treatment charges	(5)	28	—
Noncash and other costs, net	—	41	—
Other revenue adjustments, primarily for pricing on prior period open sales	7	—	—
Eliminations and other	21	23	—
North America copper mines	1,338	749	80
Other mining[c]	4,645	3,041	323
Corporate, other & eliminations	(1,133)	(1,003)	16
As reported in FCX's consolidated financial statements	$4,850	$2,787	$419

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,236	$1,236	$125	$1,361
Site production and delivery, before net noncash and other costs shown below	640	587	67	654
By-product credits	(111)	—	—	—
Treatment charges	39	39	—	39
Royalty on metals	3	3	—	3
Net cash costs	571	629	67	696
DD&A	97	88	9	97
Noncash and other costs, net	17	16	1	17
Total costs	685	733	77	810
Other revenue adjustments, primarily for pricing on prior period open sales	55	55	—	55
Gross profit	$606	$558	$48	$606

Copper sales (millions of recoverable pounds)	264	264

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.69	$4.69
Site production and delivery, before net noncash and other costs shown below	2.43	2.22
By-product credits	(0.43)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.16	2.38
DD&A	0.37	0.33
Noncash and other costs, net	0.07	0.07
Total unit costs	2.60	2.78
Other revenue adjustments, primarily for pricing on prior period open sales	0.21	0.21
Gross profit per pound	$2.30	$2.12

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,361	$654	$97
Treatment charges	(39)	—	—
Royalty on metals	(3)	—	—
Noncash and other costs, net	—	17	—
Other revenue adjustments, primarily for pricing on prior period open sales	55	—	—
Eliminations and other	—	(1)	—
South America mining	1,374	670	97
Other mining[b]	6,953	4,195	376
Corporate, other & eliminations	(1,724)	(1,715)	16
As reported in FCX's consolidated financial statements	$6,603	$3,150	$489

a.Includes silver sales of 1.0 million ounces ($23.36 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,026	$1,026	$65	$1,091
Site production and delivery, before net noncash and other costs shown below	520	491	39	530
By-product credits	(55)	—	—	—
Treatment charges	35	35	—	35
Royalty on metals	2	2	—	2
Net cash costs	502	528	39	567
DD&A	101	95	6	101
Noncash and other costs, net	10	9	1	10
Total costs	613	632	46	678
Other revenue adjustments, primarily for pricing on prior period open sales	83	83	—	83
Gross profit	$496	$477	$19	$496

Copper sales (millions of recoverable pounds)	259	259

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.96	$3.96
Site production and delivery, before net noncash and other costs shown below	2.01	1.90
By-product credits	(0.21)	—
Treatment charges	0.13	0.13
Royalty on metals	0.01	0.01
Unit net cash costs	1.94	2.04
DD&A	0.39	0.37
Noncash and other costs, net	0.04	0.03
Total unit costs	2.37	2.44
Other revenue adjustments, primarily for pricing on prior period open sales	0.32	0.32
Gross profit per pound	$1.91	$1.84

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,091	$530	$101
Treatment charges	(35)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	10	—
Other revenue adjustments, primarily for pricing on prior period open sales	83	—	—
Eliminations and other	—	(1)	—
South America mining	1,137	539	101
Other mining[b]	4,846	3,251	302
Corporate, other & eliminations	(1,133)	(1,003)	16
As reported in FCX's consolidated financial statements	$4,850	$2,787	$419

a.Includes silver sales of 0.9 million ounces ($26.13 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,778		$1,778	$780	$38	$2,596
Site production and delivery, before net noncash and other costs shown below	534		366	160	8	534
Gold and silver credits	(821)		—	—	—	—
Treatment charges	93		64	28	1	93
Export duties	79		54	24	1	79
Royalty on metals	92		63	28	1	92
Net cash (credits) costs	(23)		547	240	11	798
DD&A	248		169	75	4	248
Noncash and other costs, net	27	[b]	19	8	—	27
Total costs	252		735	323	15	1,073
Other revenue adjustments, primarily for pricing on prior period open sales	57		57	3	—	60
PT Smelting intercompany loss	(53)		(36)	(16)	(1)	(53)
Gross profit	$1,530		$1,064	$444	$22	$1,530

Copper sales (millions of recoverable pounds)	379		379
Gold sales (thousands of recoverable ounces)				406

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.69		$4.69	$1,920
Site production and delivery, before net noncash and other costs shown below	1.41		0.96	395
Gold and silver credits	(2.17)		—	—
Treatment charges	0.25		0.17	69
Export duties	0.21		0.14	59
Royalty on metals	0.24		0.17	69
Unit net cash (credits) costs	(0.06)		1.44	592
DD&A	0.66		0.45	183
Noncash and other costs, net	0.07	[b]	0.05	20
Total unit costs	0.67		1.94	795
Other revenue adjustments, primarily for pricing on prior period open sales	0.15		0.15	8
PT Smelting intercompany loss	(0.13)		(0.09)	(39)
Gross profit per pound/ounce	$4.04		$2.81	$1,094

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,596		$534	$248
Treatment charges	(93)		—	—
Export duties	(79)		—	—
Royalty on metals	(92)		—	—
Noncash and other costs, net	12		39	—
Other revenue adjustments, primarily for pricing on prior period open sales	60		—	—
PT Smelting intercompany loss	—		53	—
Indonesia mining	2,404		626	248
Other mining[c]	5,923		4,239	225
Corporate, other & eliminations	(1,724)		(1,715)	16
As reported in FCX's consolidated financial statements	$6,603		$3,150	$489

a.Includes silver sales of 1.6 million ounces ($24.35 per ounce average realized price).
b.Includes credits of $30 million ($0.08 per pound of copper) associated with adjustments to prior year treatment and refining charges and a charge of $41 million ($0.11 per pound of copper) associated with a settlement of an administrative fine levied by the Indonesia government. Also includes a charge of $18 million ($0.05 per pound of copper) to reserve for exposure associated with export duties in prior periods.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.
XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,032		$1,032	$437	$30	$1,499
Site production and delivery, before net noncash and other credits shown below	383		264	112	7	383
Gold and silver credits	(462)		—	—	—	—
Treatment charges	65		45	19	1	65
Export duties	29		20	8	1	29
Royalty on metals	61		42	18	1	61
Net cash costs	76		371	157	10	538
DD&A	199		137	58	4	199
Noncash and other credits, net	(8)	[b]	(6)	(2)	—	(8)
Total costs	267		502	213	14	729
Other revenue adjustments, primarily for pricing on prior period open sales	65		65	(5)	—	60
PT Smelting intercompany loss	(49)		(34)	(14)	(1)	(49)
Gross profit	$781		$561	$205	$15	$781

Copper sales (millions of recoverable pounds)	258		258
Gold sales (thousands of recoverable ounces)				256

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.00		$4.00	$1,713
Site production and delivery, before net noncash and other costs shown below	1.48		1.02	438
Gold and silver credits	(1.79)		—	—
Treatment charges	0.25		0.17	74
Export duties	0.11		0.08	33
Royalty on metals	0.24		0.16	71
Unit net cash costs	0.29		1.43	616
DD&A	0.77		0.53	228
Noncash and other credits, net	(0.03)	[b]	(0.02)	(10)
Total unit costs	1.03		1.94	834
Other revenue adjustments, primarily for pricing on prior period open sales	0.25		0.25	(19)
PT Smelting intercompany loss	(0.20)		(0.14)	(56)
Gross profit per pound/ounce	$3.02		$2.17	$804

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,499		$383	$199
Treatment charges	(65)		—	—
Export duties	(29)		—	—
Royalty on metals	(61)		—	—
Noncash and other credits, net	31		23	—
Other revenue adjustments, primarily for pricing on prior period open sales	60		—	—
PT Smelting intercompany loss	—		49	—
Indonesia mining	1,435		455	199
Other mining[c]	4,548		3,335	204
Corporate, other & eliminations	(1,133)		(1,003)	16
As reported in FCX's consolidated financial statements	$4,850		$2,787	$419

a.Includes silver sales of 1.2 million ounces ($24.61 per ounce average realized price).
b.Includes credits of $31 million ($0.12 per pound of copper) associated with adjustments to prior year treatment and refining charges. Also includes a charge of $13 million ($0.05 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$134	$76
Site production and delivery, before net noncash and other costs shown below	72	54
Treatment charges and other	6	6
Net cash costs	78	60
DD&A	16	15
Noncash and other costs, net	3	4
Total costs	97	79
Gross profit (loss)	$37	$(3)

Molybdenum sales (millions of recoverable pounds)[a]	7	7

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.75	$11.38
Site production and delivery, before net noncash and other costs shown below	10.04	8.13
Treatment charges and other	0.85	0.85
Unit net cash costs	10.89	8.98
DD&A	2.27	2.23
Noncash and other costs, net	0.40	0.55
Total unit costs	13.56	11.76
Gross profit (loss) per pound	$5.19	$(0.38)

Reconciliation to Amounts Reported

		Production
Three Months Ended March 31, 2022	Revenues	and Delivery	DD&A
Totals presented above	$134	$72	$16
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	128	75	16
Other mining[b]	8,199	4,790	457
Corporate, other & eliminations	(1,724)	(1,715)	16
As reported in FCX's consolidated financial statements	$6,603	$3,150	$489

Three Months Ended March 31, 2021
Totals presented above	$76	$54	$15
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	4	—
Molybdenum mines	70	58	15
Other mining[b]	5,913	3,732	388
Corporate, other & eliminations	(1,133)	(1,003)	16
As reported in FCX's consolidated financial statements	$4,850	$2,787	$419

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XVII